Exhibit 10.25

Third Addendum to Commercial Supply Agreement

This Third Addendum to Commercial Supply Agreement (“Third Addendum”) is dated as of August 30, 2018 by and among Scilex Pharmaceuticals, Inc. (“Scilex”), Oishi Koseido Co., Ltd. (“Oishi”) and ITOCHU Chemical Frontier Corporation (“ICF”). Each of Scilex, Oishi and ICF is referred to individually herein as a “Party” and collectively herein as the “Parties”.

1.              This Third Addendum constitutes an integral part to that certain Commercial Supply Agreement dated February 16, 2017, that certain First Addendum to Commercial Supply Agreement dated April 12, 2017 and that certain Second Addendum to Commercial Supply Agreement dated May 9, 2018, each as executed among the Parties (the Commercial Supply Agreement, First Addendum to Commercial Supply Agreement and Second Addendum to Commercial Supply Agreement are collectively referred to herein as the “Original Agreement”).

2.              The first recital of the Original Agreement is hereby amended and restated to read as follows:

WHEREAS, Scilex and Developer are parties to that certain Product Development Agreement, dated May 11, 2001 (as amended and updated by Memorandum of Understanding, dated May 10, 2012, Assignment and Assumption Agreement, dated February 19, 2013, First Amendment to Product Development Agreement, dated April 2, 2013, Memorandum, dated July 17, 2013, and Second Amendment to Product Development Agreement, dated February 20, 2017) (collectively, the “Development Agreement”), under which Developer agreed to develop for Scilex lidocaine tape products;

3.             Section 6.1 of the Original Agreement is hereby amended and restated to read as follows:

6.1       Purchase of Product. Itochu shall purchase the Product from Oishi, and Scilex shall purchase the Product from Itochu in accordance with this Agreement. Scilex agrees that at all times during the term of this Agreement, and notwithstanding any other rights that Scilex may have, including without limitation, those rights arising under the Development Agreement, Scilex shall procure its requirements of the Product exclusively as provided in this Agreement. The Parties further agree that the provisions of this Section 6.1 shall apply to any “Products” as that term is defined in the Development Agreement.

4.              Except as expressly provided in this Third Addendum, all other terms, conditions and provisions of the Original Agreement shall apply and remain in full force and effect. To the extent there are any inconsistencies or ambiguities between the terms of this Third Addendum and the Original Agreement, the terms of this Third Addendum shall supercede and prevail.

5.              This Third Addendum shall be effective as of the date first written above.

6.              This Third Addendum may be executed (electronically or otherwise) in one or more counterparts, each of which shall be deemed an original. Electronic, facsimile or PDF image signatures shall be treated as original signatures.

This Third Addendum has been executed by the Parties through their respective duly authorized representatives as of the date first written above.

Oishi Koseido Co., Ltd.		ITOCHU Chemical Frontier Corporation

By:	/s/ Ryoji Nonaka	By:	/s/ Kenji Hakoda
Title:	President	Title:	Executive Officer and COO

Scilex Pharmaceuticals, Inc.

By:	/s/ William Pedranti
Title:	President, Operations